Exhibit 3.123
AGREEMENT AND PLAN OF MERGER
OF RC LEASING, INC.
WITH AND INTO
ROYAL CROWN COMPANY, INC.
     AGREEMENT AND PLAN OF MERGER, dated this 26th, day of September, 2002, pursuant to Section 252 of the General Corporation Law of the State of Delaware, between Royal Crown Company, Inc. a Delaware corporation and RC Leasing, Inc., a Delaware corporation.
     WITNESSETH that:
     WHEREAS, all of the constituent corporations desire to merge into a single corporation; and
     NOW, THEREFORE, the corporations, parties to this Agreement, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby prescribe the terms and conditions of said merger and mode of carrying the same into effect as follows:
     FIRST: Royal Crown Company, Inc., the surviving corporation, hereby merges into itself RC Leasing, Inc., the merged corporation and RC Leasing, Inc. said merged corporation, shall be and hereby is merged into Royal Crown Company, Inc., which shall be the surviving corporation.
     SECOND: The Certificate of Incorporation of Royal Crown Company, Inc., the surviving corporation, as heretofore amended and is in effect on the date of the merger provided for in this Agreement, shall continue in full force and effect as the Certificate of Incorporation of the corporation surviving this merger.
     THIRD: The manner of converting the outstanding shares of the capital stock of each of the constituent corporations into shares or other securities of the surviving corporation shall be as follows:
     (a) Each share of common stock of the surviving corporation, which shall be issued and outstanding on the effective date of this Agreement, shall remain issued and outstanding.
     (b) Royal Crown Company, Inc., is the sole shareholder of all the outstanding shares of common stock of the merged corporation, which shall be outstanding on the effective date of this Agreement.
     FOURTH: The terms and conditions of the merger are as follows:
     (a) The by-laws of the surviving corporation as they shall exist on the effective date of this Agreement shall be and remain the by-laws of the surviving corporation until the same shall be altered, amended and repealed as therein provided.
     (b) The directors and officers of the surviving corporation shall continue in office until the next annual meeting of stockholders and until their successors shall have been elected and qualified.
     (c) This merger shall become effective upon filing with the Secretary of State of Delaware.
     (d) Upon the merger becoming effective, all the property, rights, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of the merged corporation shall be transferred to, vested in and devolve upon the surviving corporation without further act or deed and all property, rights, and every other interest of the surviving corporation and the merged corporation shall be as effectively the property of the surviving corporation as they were of the surviving corporation and the merged corporation respectively. The merged corporation hereby agrees from time to time, as and when requested by the surviving corporation or by its successors or assigns, to execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as the surviving corporation may deem to be necessary or desirable in order to vest in and confirm to the surviving corporation title to and possession of any property of the merged corporation acquired or to be acquired by reason of or as a result of the merger herein provided for and otherwise to carry out the intent and purposes hereof and the proper officers and directors of the merged corporation and the proper officers and directors of the surviving corporation are fully authorized in the name of the merged corporation or otherwise to take any and all such action.
     FIFTH: Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned by the Board of Directors of any constituent corporation at any time prior to the time that this Agreement filed with the Secretary of State becomes effective.

     IN WITNESS WHEREOF, the parties to this Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors have caused these presents to be executed by the Senior Vice President of each party hereto as the respective act, deed and agreement of said corporations on this 31 day of October, 2002.
ROYAL CROWN COMPANY, INC.

By:	/s/ Bruce N. Futterer Bruce N. Futterer, Senior Vice President & Secretary

RC LEASING, INC.

By:	/s/ James L. Baldwin James L. Baldwin, Assistant Secretary

SECRETARY’S CERTIFICATE
     I, Bruce N. Futterer, Secretary of Royal Crown Company, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certify, as such Secretary, that the Agreement of Merger to which this Certificate is attached, after having been first duly signed on behalf of the said corporation and having been signed on behalf of RC Leasing, Inc., a corporation of the State of Delaware, was duly adopted pursuant to section 228 of the General Corporation Law of the State of Delaware by the unanimous written consent of the stockholders holding all of the outstanding shares of the capital stock of the corporation, which Agreement of Merger was thereby adopted as the act of the stockholders of said Royal Crown Company, Inc. and the duly adopted agreement and act of the said corporation.
     WITNESS, my hand on this 31 day of October 2002.

/s/ Bruce N. Futterer Bruce N. Futterer, Secretary